UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2006

EMC INSURANCE GROUP INC
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 280-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On January 26, 2006, EMC Insurance Group Inc. issued the following press release:

EMC INSURANCE GROUP INC. REVISES 2005

GUIDANCE; PROVIDES 2006 GUIDANCE; COMMENTS ON

FINANCIAL RATIO INFORMATION RELEASED BY ITS PARENT

COMPANY AND ANNOUNCES A TELECONFERENCE CALL TO DISCUSS

FOURTH QUARTER AND YEAR END 2005 EARNINGS RESULTS

DES MOINES, Iowa (January 26, 2006) – EMC Insurance Group Inc. (Nasdaq/NM:EMCI) (the “Company”) today announced that calendar year 2005 operating income per share is expected to exceed the Company’s current guidance of $1.95 per share to $2.10 per share. Although earnings for the twelve months ended December 31, 2005 have not been finalized, management currently expects operating income to be within the range of $2.90 per share to $3.00 per share. For calendar year 2006, management is projecting operating income to be within the range of $2.25 per share to $2.50 per share.

“Our earnings outlook for 2005 has increased significantly due to strong fourth quarter performances by our property and casualty insurance and reinsurance segments,” stated Bruce G. Kelley, president and chief executive officer. “When we reduced our earnings guidance on October 11, 2005, it was done with the knowledge that some sizable losses from Hurricanes Katrina and Rita had recently been reported and that we had experienced unusual September hail storms. The full extent of those losses had not yet been determined. Fortunately, we did not experience a significant increase in either the amount or number of hurricane losses reported in the fourth quarter, and our underlying book of business performed extremely well. As for 2006, we are anticipating continuing competition for good business in the property and casualty insurance segment and a decline in earnings from our reinsurance segment due to the previously announced changes to the quota share agreement and our reduced participation in the Mutual Reinsurance Bureau (MRB) pool.”

The Company also reported that Employers Mutual Casualty Company (Employers Mutual), its parent company, today announced to its employees that the statutory combined trade ratio of the EMC Insurance Companies for the year ended December 31, 2005 was 97.6 percent. This announcement was made in conjunction with a company-wide presentation disclosing the results of Employers Mutual’s 2005 contingent salary plan. This statutory combined trade ratio is not prepared on the basis of generally accepted accounting principles (GAAP) and reflects the operating results of all subsidiaries and affiliates of Employers Mutual, including the subsidiaries of the Company.

Fourth quarter and year end 2005 earnings information will be released to the media before the opening of regular market hours on February 23, 2006. The fourth quarter earnings release and financial supplement will be available on the Company’s website (www.emcinsurance.com) at that time.

The Company will hold an earnings teleconference call at 11:00 a.m. eastern standard time on February 23, 2006 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s quarterly and year end 2005 results as well as its expectations for 2006. Dial-in information for the call is toll-free 1-866-825-3354; passcode 53968912. The event will be archived and available for digital replay through March 2, 2006. The replay access information is toll-free 1-888-286-8010; passcode 92317275.

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcinsurance.com or at www.thomsonone.com. The webcast will be archived and available for replay until February 22, 2006. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty groups in Iowa and among the top 60 insurance groups nationwide. For more information, visit our website.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. When we use the words “believe”, “expect”, “anticipate”, “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

January 26, 2006